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                                                                    Exhibit 99.1

White Pine Software Changes Its Name to CUseeMe Networks

New Name Reflects the Company's Leading Brand, New Application Services Business, and 100 Percent Focus on Providing Internet Communications to B2C and B2B Markets

NASHUA, N.H.--(BUSINESS WIRE)--May 8, 2000-- White Pine Software, Inc. announced today that it has changed its name to CUseeMe Networks (NASDAQ: CUSM(a)) and will trade under its new NASDAQ symbol, CUSM, by May 15th. CUseeMe Networks is the world's leading provider of voice and visual communications solutions for the Internet. The new name, based on White Pine's leading brand, CUseeMe, was chosen to align the company's branding with its vision and focus for the future. The CUseeMe Networks name also reflects the launch of a new value-added hosting business that will serve both business-to-consumer (B2C) and business-to-business (B2B) markets, and it recognizes the continued success of the company's consumer videochat and corporate videoconferencing software. CUseeMe Networks is now 100 percent focused on its Internet communications strategy.

"The Internet has become a dynamic communications vehicle and we're beginning to experience the next phase of its evolution, which is the addition of live, interactive voice and video into our everyday communications," said Killko Caballero, president and CEO of the newly named CUseeMe Networks. "Now, building on the incredibly strong CUseeMe brand, CUseeMe Networks is the company that is going to enable millions of people to experience this type of communications, fundamentally changing the way we relate to each other on the Internet. With online communities, the addition of real-time, face-to-face communications helps members feel a sense of belonging and ownership. In e-commerce transactions, seeing a face while purchasing or asking a question provides the customer with a sense of security and satisfaction. The added value of being able to see and hear the people we are communicating with will transform every Internet communications experience we have, whether it is business or personal."

CUseeMe Networks offers a full range of voice and visual communications solutions and services for both B2C and B2B markets as well as consumers. The company has identified three focus areas for its organization: CUseeMe Software, encompassing its award-winning software products; CUseeMe Services, a new hosting business and the industry's first V(2)ASP (Voice and Visual Applications Service Provider); and CUseeMe World, a consumer portal and showcase site for the company. With its range of offerings, CUseeMe Networks is uniquely positioned to provide customers with a choice of applications and the ability to deploy them in a way that best suits each customer's environment.


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"With the increased availability of broadband Internet access and the mass adoption of interactive communications applications such as chat and instant messaging, two very important cornerstones are in place for realtime voice and visual communications to take off," said Christine Perey, Principal Analyst Perey Research & Consulting. "CUseeMe Networks blends years of experience with core technology, partnerships, brand equity and innovation to weave together the application and the infrastructure layers into a turn-key hosted service. This new services business has the potential to break down traditional acceptance barriers and accelerate the adoption of visual communications and collaboration for both business users and consumers."

The CUseeMe Difference

CUseeMe Networks leads the industry with award-winning voice and visual communications solutions for the Internet and other IP-based networks. Its MeetingPoint(TM) conference server has 80 percent of the market share for software-based IP group videoconferencing, as well as an established customer base of corporate, government, and Internet accounts worldwide including the U.S. Army, Belgacom, EVC, FVC.com, GTE, NASA, OneNet, Sonera, and Telia. Its CUseeMe(R) client software has been the de facto standard for group videochat and videoconferencing since its inception, and is used by over three million people.

The recent introduction of CUseeMe Web combines these client/server technologies and enables visual communications to be integrated seamlessly into a standard web interface, making live, interactive voice and video available to anyone with an Internet connection. CUseeMe Networks has also expanded its communications platforms through strategic partnerships with industry leaders such as Ericsson, Novell, and FaceTime Communications.

Company Milestones

-- 1995 - White Pine Software licensed CUseeMe technology from a research group at Cornell University and began developing the first generation of its multimedia Internet communications solutions

-- 1996 - company went public and became the leading IP-based videoconferencing vendor

-- 1997 - introduced MeetingPoint, the first standards-based group conferencing server

-- 1998 - made significant investments in core communications technologies including the acquisition of the CUseeMe license and brand from Cornell

-- 1999 - introduced ground-breaking CUseeMe Web technology and created a family of application solutions for Internet portals, community sites and e-businesses


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-- January 2000 - received $20 million investment from GE Capital and other investors, which was used in part to build infrastructure for the launch of a new services business

-- February 2000 - sold White Pine Software's connectivity business and solidified the company's focus on Internet communications solutions

-- April 2000 - announced seventh consecutive growth quarter for revenue for Q1 2000

-- May 2000 - became CUseeMe Networks to leverage equity in the CUseeMe brand

About CUseeMe Networks

CUseeMe Networks puts e-businesses and consumers face-to-face by developing and hosting innovative solutions for interactive voice and visual communications over the Internet. The company's groundbreaking CUseeMe Web technology enables live audio, video, and collaboration capabilities to be embedded in a standard web page for applications such as visual instant messaging, Internet videochat, face-to-face e-commerce, and dynamic web-based conferencing. Information about CUseeMe Networks can be found on the web at http://www.cuseeme.com; visitors can experience voice and visual communications online at CUseeMe Networks' showcase web site http://www.cuseemeworld.com.

(a) The new NASDAQ stock symbol, CUSM, will be in effect May 15th. Until then the company will be traded under the existing White Pine Software symbol, WPNE.

All trademarks are recognized.

Contact:

     Tanya Prather              Meredith Bagnulo
     White Pine Software        Merritt Group
     603.886.9050 ext 359       703.556.6300 ext. 122
     tprather@wpine.com         bagnulo@merrittgrp.com